Exhibit 99.1

Juniata Valley Financial Corp. Announces Results for the Quarter and Year Ended December 31, 2020

Mifflintown, PA, February 1, 2021 (GLOBE NEWSWIRE) --

Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced net income for the year ended December 31, 2020 of $5.6 million compared to net income of $5.8 million for the year ended December 31, 2019. Earnings per share, basic and diluted, for the year ended December 31, 2020 was $1.10 compared to basic and diluted earnings per share of $1.14 for the year ended December 31, 2019. For the three months ended December 31, 2020, net income was $1.4 million, compared to net income of $1.5 million for the three months ended December 31, 2019. Earnings per share, basic and diluted, was $0.27 for the fourth quarter of 2020 compared to $0.29 for the corresponding 2019 period.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “Despite the swift and drastic decline in interest rates, and COVID-19’s impact on economic activity, we delivered a strong return to our shareholders. Management responded quickly to the unanticipated interest rate and economic environments to deliver these results”.

Juniata’s COVID-19 Response

Juniata remained responsive to the needs of customers for short-term payment relief as a result of the pandemic throughout 2020. During the year ended December 31, 2020, Juniata approved interest and/or principal payment deferrals on loans totaling over $90 million for individuals and businesses economically impacted by COVID-19. As of December 31, 2020, four loans, totaling $5.1 million, remained in deferment.

Additionally, Juniata participated in the Paycheck Protection Program (“PPP”) through the Small Business Administration (“SBA”). Juniata made 508 PPP loans, totaling $31.5 million, during the first round of the program. As of December 31, 2020, $3.1 million loans have been forgiven by the SBA. Juniata is now participating in the second round of PPP, and is looking forward, once again, to serving both new and existing customers through the program.

Year-to-Date Financial Results

Annualized return on average assets for the year ended December 31, 2020 was 0.76% compared to 0.90% for the year ended December 31, 2019. Annualized return on average equity for the year ended December 31, 2020 was 7.37%, compared to 8.24% for the year ended December 31, 2019.

Net interest income was $20.2 million for the year ended December 31, 2020 compared to $20.9 million for the comparable 2019 period. The decrease in net interest income was mainly attributable to a $1.8 million decline in loan interest and fee income due to the lower interest rate environment. This decline was partially offset by a $0.7 million increase in interest income on investment securities due to a 46.2% increase in the average balance in 2020 over 2019, as well as a $0.7 million decline in interest expense. Average earning assets increased by $88.5 million, or 14.9%, to $683.2 million during the year ended December 31, 2020 compared to the comparable 2019 period. The average balance of investment securities increased by $81.2 million during the year ended December 31, 2020 over the year ended December 31, 2019. Average loan balances increased by $4.9 million in 2020 compared to 2019. Average interest bearing deposits increased by $60.4 million, or 13.6%, during the year ended December 31, 2020 compared to the comparable 2019 period, while average non-interest bearing deposits increased by $27.5 million, or 21.6%, driven by deposits of government stimulus payments and decreased consumer spending. Average indebtedness during the year ended December 31, 2020 increased by $33.7 million predominantly due to Juniata’s participation in the Federal Reserve’s Paycheck Protection Plan Liquidity Facility (“PPPLF”) and an increase in short-term debt due to a cash flow hedge to manage interest rate sensitivity. The increased funding was invested in the securities portfolio. Over the year ended December 31, 2020, the yield on earning assets decreased 76 basis points, to 3.55%, over the comparable 2019 period, while the cost of interest bearing liabilities decreased 26 basis points, to 0.80%. The yields on earning assets and cost of funds were affected by the 175 basis point decline in the prime rate and the federal funds target range between the 2020 and 2019 periods. Net interest margin, on a fully tax equivalent basis, decreased from 3.57% during the year ended December 31, 2019 to 3.00% during the year ended December 31, 2020.

The provision for loan losses increased $1.3 million in the year ended December 31, 2020 in comparison to the year ended December 31, 2019. While both periods included the effect of net recoveries of $0.4 million and $0.5 million, respectively, in 2020 Juniata increased the qualitative risk factors for all loan segments in the loan portfolio in its allowance for loan loss analysis. The allowance for loan losses as a percentage of loans outstanding (net of PPP loans) increased from 0.74% on December 31, 2019 to 1.04% as of December 31, 2020. No allowance was made for the PPP loans that are fully guaranteed by the SBA.

Non-interest income was $5.3 million for the year ended December 31, 2020 in comparison to $4.7 million for the year ended December 31, 2019, an increase of 12.0%. Most significantly impacting the comparative year-end periods was a $0.9 million increase in the net gains on the sales and calls of securities in 2020 over the comparable 2019 period due, in part, to the execution of a balance sheet strategy in the second quarter of 2020 that produced net securities gains of $0.5 million, which were used to offset a $0.5 million prepayment penalty on the extinguishment of long-term debt. Restructuring opportunities to reduce overall premium exposure in the debt securities portfolio during 2020 added additional net gains on the sales of securities of $0.4 million. Partially offsetting these increases in non-interest income was a $0.1 million decline in the fair value of equity securities during the year ended December 31, 2020 compared to the comparable 2019 period. In addition, customer service fees, primarily NSF fees, decreased $0.3 million in the 2020 period compared to the same period in the prior year, mainly due to decreased spending and deposits of stimulus funding during the pandemic.

Non-interest expense was $19.3 million during the year ended December 31, 2020 compared to $20.4 million during the year ended December 31, 2019, a decline of 5.5%. Non-interest expense declined during the year ended December 31, 2020 compared to the same period in 2019 primarily due to a $1.3 million decline in employee benefits resulting from the elimination of pension-related expenses in 2020 compared to $1.2 million in pre-tax pension settlement charges recorded during the 2019 period. Also contributing to the decline were lower employee compensation expense, occupancy expense and professional fees. Partially offsetting these declines was an increase in both data processing expense and FDIC insurance premiums due to an increase in the assessment based upon the growth in assets, as well as a $0.5 million prepayment penalty on long-term debt extinguishment, while no similar expense was recorded during the comparable 2019 period. Additionally, a $0.2 million net gain on the sales of other real estate owned was realized during the year ended December 31, 2019, while no gains were recorded during the comparable 2020 period.

An income tax benefit of $50,000 was recorded during the year ended December 31, 2020 compared to a $14,000 benefit during the same period.

Quarter-to-Date Financial Results

Annualized return on average assets for the three months ended December 31, 2020 was 0.69%, compared to 0.89% for the three months ended December 31, 2019. Annualized return on average equity for the three months ended December 31, 2020 was 7.13%, compared to 8.10% for the three months ended December 31, 2019.

Net interest income was $4.9 million for the fourth quarter of 2020 compared to $5.1 million for the fourth quarter of 2019. Average earning assets increased 19.1%, to $725.2 million, with average investment securities increasing by $94.4 million, or 48.7%, in the fourth quarter of 2020 compared to the comparable 2019 period. The yield on earning assets declined 94 basis points, to 3.23%, during the three months ended December 31, 2020 compared to the same period in 2019, while the cost to fund interest bearing assets with interest bearing liabilities over the same period decreased by 41 basis points, to 0.71%. The yield on earning assets and cost of funds were affected by reductions in the prime rate and the federal funds target range between the fourth quarters of 2019 and 2020. Net interest margin, on a fully tax equivalent basis, decreased from 3.39% for the three months ended December 31, 2019 to 2.74% for the three months ended December 31, 2020.

The provision for loan losses increased $0.2 million in the fourth quarter of 2020 in comparison to the fourth quarter of 2019. Due to the continued uncertainty in the economic environment resulting from the COVID-19 pandemic, Juniata maintained increased qualitative risk factors for all loan segments in the loan portfolio in its allowance for loan loss analysis in the fourth quarter of 2020, including an additional qualitative factor for all loans that had been granted COVID-19 deferrals, regardless of present deferment status.

Non-interest income for the fourth quarter of 2020 was $1.3 million compared to $1.2 million for the fourth quarter of 2019, an increase of 5.9%. Most significantly impacting non-interest income in the comparative three month periods were increases in debit card fee income, commissions from sales of non-deposit products and the change in value of equity securities, resulting in a $0.1 million increase in 2020 over the comparable 2019 period. Partially offsetting these increases was a $0.1 million decrease in customer service fees, predominantly in overdraft fees, in the fourth quarter of 2020 compared to the fourth quarter of 2019.

Non-interest expense was $4.8 million for the three months ended December 31, 2020 compared to $4.9 million for the three months ended December 31, 2019, a decline of 2.7%. Most significantly impacting non-interest expense in the comparative three month periods was a $0.3 million decline in employee compensation expense due to lower staffing levels. Partially offsetting this decline was an increase in employee benefits expense and FDIC insurance premiums in the fourth quarter of 2020 compared to the fourth quarter of 2019.

An income tax benefit of $6,000 was recorded in the fourth quarter of 2020, compared to an income tax provision of $13,000 recorded in the fourth quarter of 2019.

Financial Condition

Total assets at December 31, 2020 were $793.7 million, an increase of $123.1 million compared to total assets of $670.6 million at December 31, 2019. Comparing asset balances at December 31, 2020 and December 31, 2019, cash and cash equivalents increased by $28.9 million, while debt securities available for sale and loans increased by $75.7 million and $20.9 million, respectively. Over the same period, deposits increased by $90.9 million, with growth in both non-interest bearing and interest bearing deposits. Short-term debt increased by $11.6 million at December 31, 2020 compared to year-end 2019, while long-term debt declined by $10.0 million compared to the same period. Additionally, advances from the Federal Reserve Bank increased $28.0 million as of December 31, 2020 compared to December 31, 2019 due to Juniata’s participation in the PPPLF. Shareholders’ equity increased by $2.9 million when comparing December 31, 2020 to December 31, 2019, primarily due to an increase in unrealized gains on debt securities.

Subsequent Event

On January 19, 2021, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on February 15, 2021, payable on March 1, 2021.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with nineteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the Pink Open Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission. In addition, the COVID-19 pandemic is having an adverse impact on Juniata, its customers and the communities it serves and may adversely affect Juniata’s business, results of operations and financial condition for an indefinite period of time. The Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 addressed risks and uncertainties associated with the COVID-19 pandemic, and the Annual Report on Form 10-K for the year ended December 31, 2020 will update this disclosure.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	December 31, 2020	December 31, 2019
ASSETS
Cash and due from banks	$11,868	$12,658
Interest bearing deposits with banks	19,753	82
Federal funds sold	10,000	—
Cash and cash equivalents	41,621	12,740

Interest bearing time deposits with banks	735	2,210
Equity securities	1,091	1,144
Debt securities available for sale	286,415	210,686
Restricted investment in bank stock	3,423	3,442
Total loans	422,661	400,590
Less: Allowance for loan losses	(4,094)	(2,961)
Total loans, net of allowance for loan losses	418,567	397,629
Premises and equipment, net	8,808	9,243
Bank owned life insurance and annuities	16,568	16,266
Investment in low income housing partnerships	3,105	3,904
Core deposit and other intangible assets	241	318
Goodwill	9,047	9,047
Mortgage servicing rights	158	180
Accrued interest receivable and other assets	3,939	3,823
Total assets	$793,718	$670,632
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$168,115	$134,703
Interest bearing	454,751	397,234
Total deposits	622,866	531,937

Short-term borrowings and repurchase agreements	24,750	13,129
Federal Reserve Bank ("FRB") advances	27,955	—
Long-term debt	35,000	45,000
Other interest bearing liabilities	1,584	1,603
Accrued interest payable and other liabilities	4,966	5,256
Total liabilities	717,121	596,925
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares Issued - 5,151,279 shares at December 31, 2020; 5,141,749 shares at December 31, 2019 Outstanding - 5,025,441 shares at December 31, 2020; 5,099,729 shares at December 31, 2019	5,151	5,142
Surplus	25,011	24,898
Retained earnings	45,096	43,954
Accumulated other comprehensive income	3,518	516
Cost of common stock in Treasury: 125,838 shares at December 31, 2020; 42,020 shares at December 31, 2019	(2,179)	(803)
Total stockholders' equity	76,597	73,707
Total liabilities and stockholders' equity	$793,718	$670,632

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income

	Three Months Ended		Year Ended
(Dollars in thousands, except share and per share data)	December 31,		December 31,
	2020	2019	2020	2019
Interest income:	(unaudited)		(unaudited)
Loans, including fees	$4,742	$5,037	$19,249	$21,060
Taxable securities	1,071	1,208	4,813	4,115
Tax-exempt securities	37	25	142	147
Other interest income	6	34	79	292
Total interest income	5,856	6,304	24,283	25,614
Interest expense:
Deposits	676	900	2,946	3,706
Short-term borrowings and repurchase agreements	34	17	68	61
FRB advances	26	—	61	—
Long-term debt	217	287	946	899
Other interest bearing liabilities	2	9	16	42
Total interest expense	955	1,213	4,037	4,708
Net interest income	4,901	5,091	20,246	20,906
Provision for loan losses	82	(83)	721	(573)
Net interest income after provision for loan losses	4,819	5,174	19,525	21,479
Non-interest income:
Customer service fees	346	437	1,376	1,717
Debit card fee income	385	349	1,465	1,349
Earnings on bank-owned life insurance and annuities	62	67	263	289
Trust fees	106	100	408	394
Commissions from sales of non-deposit products	93	54	306	272
Fees derived from loan activity	114	95	298	333
Mortgage banking income	13	16	54	68
Gain (loss) on sales and calls of securities	10	13	855	(43)
Change in value of equity securities	99	30	(53)	26
Other non-interest income	91	84	348	344
Total non-interest income	1,319	1,245	5,320	4,749
Non-interest expense:
Employee compensation expense	1,874	2,183	7,844	8,257
Employee benefits	584	504	2,331	3,594
Occupancy	306	317	1,175	1,296
Equipment	226	225	932	881
Data processing expense	630	569	2,294	2,114
Professional fees	153	189	715	961
Taxes, other than income	124	145	502	567
FDIC Insurance premiums	114	1	232	108
Gain on sales of other real estate owned	—	—	—	(208)
Amortization of intangible assets	20	22	77	87
Amortization of investment in low-income housing partnerships	199	192	799	792
Long-term debt prepayment penalty	—	—	524	—
Other non-interest expense	561	575	1,868	1,958
Total non-interest expense	4,791	4,922	19,293	20,407
Income before income taxes	1,347	1,497	5,552	5,821
Income tax provision (benefit)	(6)	13	(50)	(14)
Net income	$1,353	$1,484	$5,602	$5,835
Earnings per share
Basic	$0.27	$0.29	$1.10	$1.14
Diluted	$0.27	$0.29	$1.10	$1.14

JoAnn McMinn

Email: joann.mcminn@jvbonline.com

Phone: (717) 436-3206